Exhibit 3.1
AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is dated December 16, 2010 (this “Agreement”), and is between The OriginalSoupman, Inc., a Delaware corporation (“OSM”),  OSM Merge, Inc., a Delaware corporation and wholly owned subsidiary of Passport Arts, Inc. (“Merger Sub”), and Passport Arts, Inc., a Nevada corporation (“PPOR”).

WHEREAS, the respective Boards of Directors of OSM, Merger Sub and PPOR have approved and deem it in the best interest of their respective shareholders to consummate the business combination transaction provided for herein in which Merger Sub will merge with and into OSM with OSM being the surviving entity as a wholly owned subsidiary of PPOR, all on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, such merger shall take place pursuant to a plan of merger in the form set forth in the Certificate of Merger attached hereto as Exhibit A, (the “Merger”);

WHEREAS, following the Merger, OSM will be a wholly owned subsidiary of PPOR;

WHEREAS, the Board of Directors of OSM, Merger Sub and PPOR and the shareholders of OSM and Merger Sub have approved the Merger and the execution of the Certificates of Merger;

WHEREAS, the laws of the State of Delaware permit the Merger and the parties hereto wish to merge under and pursuant to the provisions of such laws; and

WHEREAS, for Federal income tax purposes it is intended that the Merger qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement be a “plan of reorganization” within the meaning of the regulations promulgated under Section 368 of the Code.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER

1.1 The Merger. At the Effective Time, as defined in Section 1.2, the Merger shall be effected by merging the Merger Sub with and into OSM, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), whereupon: (i) the separate corporate existence of Merger Sub shall cease and (ii) OSM shall continue as the surviving company and a wholly owned subsidiary of PPOR.

1.2 Effective Time. On the Closing Date, as defined in Article IV, the parties shall file a Certificate of Merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at the time as the Certificate of Merger are duly filed and accepted with the Secretary of State of the State of Delaware, or at such later time as the parties agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

1.3 Effects of the Merger.  At the Effective Time, the Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the foregoing, and subject thereto, at the Effective Time: (i) all of the property, rights, powers, privileges and franchises of Merger Sub shall be vested in OSM, and (ii) all of the debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of OSM.

1.4 Certificate of Incorporation and By-Laws.  The certificate of incorporation and the by-laws of OSM as in effect immediately prior to the Effective Time shall remain the certificate of incorporation and by-laws of OSM until thereafter amended as provided therein or by applicable law

1.5 Officers and Directors. The officers and directors of OSM immediately prior to the Effective Time shall remain the officers and directors of OSM, and shall hold office in accordance with the articles of incorporation and by-laws of OSM until the earlier of the applicable officer’s or director’s resignation or removal or until his or her respective successor is duly elected and qualified, as the case may be.

1.6 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the shareholders of PPOR or OSM: (i) each issued and outstanding share of common stock, $.001 par value, of OSM shall be converted into and become one (1) share of common stock $.001 par value, of PPOR and each issued and outstanding share of preferred stock, $.001 par value, of OSM shall be converted into and become one (1) share of preferred stock of PPOR; and (ii) each issued and outstanding share of common stock, $.001 par value, of Merger Sub held by PPOR shall be converted into one (1) share of common stock, $.001 par value, of OSM.

1.7 No Further Ownership Rights in Shares. From and after the Effective Time, the holders of certificates evidencing ownership of OSM shares of common stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such OSM shares, and as such will automatically be cancelled.

1.8 Board and Shareholders. (i) PPOR’s Board of Directors shall approve this Agreement and the Merger, on its own behalf and as sole shareholder of Merger Sub; (ii) Merger Sub’s Board of Directors shall approve this Agreement and the Merger and obtain PPOR’s approval; and (iii) OSM’s Board of Directors shall approve this Agreement and the Merger and obtain shareholder approval.

1.9 Subsequent Actions. If, at any time after the Effective Time, OSM shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in OSM its right, title or interest in, to or under any of the property, rights, powers, privileges, franchises or other assets of Merger Sub as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers of OSM as appropriate  shall be authorized to execute and deliver, and shall execute and deliver, in the name and on behalf of Merger Sub all such deeds, bills of sale, assignments, assurances, and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable, to vest, perfect or confirm any and all right, title or interest in, to and under such property, rights, powers, privileges, franchises or other assets in Merger Sub or  otherwise to carry out the transactions contemplated by this Agreement.

ARTICLE II
OSM REPRESENTATIONS

OSM represents to PPOR as of the date of this Agreement and as of the Closing Date as follows:

2.1 Organization and Good Standing. OSM is validly existing, and in good standing under the laws of the state of Delaware, with all power and authority necessary to own or use its assets and conduct its business as it is now being conducted. OSM is duly qualified to do business as a foreign corporation in, and is in good standing under the laws of, each state or other jurisdiction in which the failure to be so qualified or in good standing would have a material adverse effect on: (i) its ability to perform its obligations under this Agreement or (ii) its assets, financial position, or results of operations.

2.2 Authority. OSM has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Execution and delivery of this Agreement and performance by OSM of its obligations hereunder have been duly authorized by the shareholders of OSM and the board of directors of OSM and no other proceedings on the part of either is necessary with respect thereto.

2.3 Enforceability. This Agreement constitutes the valid and binding obligation of OSM, enforceable in accordance with its terms, except as enforceability is limited by: (i) any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

2.4 Consents. OSM is not required to obtain the consent of any person, including the consent of any party to any contract to which either is party, in connection with execution and delivery of this Agreement and performance of its obligations hereunder.

2.5 No Violations. The execution and delivery of the agreement by OSM and the performance of its obligations hereunder does not: (i) violate any provision of its organizational documents as currently in effect; (ii) conflict with, result in a breach of, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any lien on any of its properties or assets under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any contract to which it is a party or by which any of its properties or assets is bound; or (iii) to the knowledge of OSM, contravene, conflict with, or violate any law or order to which it  is subject.

2.6           Capitalization. The authorized capital stock of OSM consists of 15,000,000 shares of common stock, $0.001 par value, of which 14,212,828 shares are issued and outstanding and 10,000,000 shares of preferred stock, $0.001 par value, of which 1,877,783 shares are issued and outstanding.  All of the shares of common stock outstanding of OSM have been duly authorized and validly issued and are fully paid and non-assessable.

2.7           Liabilities.  Other than the guarantee of obligations previously disclosed to PPOR, OSM does not have any debts, liabilities or obligations and there are no outstanding guaranties, performance or payment bonds, letters of credit or other contingent contractual obligations that have been undertaken by OSM directly or indirectly in relation to OSM or either of their businesses that may survive the Merger.

2.8           Litigation.  Other than as previously disclosed, there are no actions, suits, proceedings or investigations (including any purportedly on behalf of the ) pending or threatened against or affecting the businesses or properties of OSM whether at law or in equity or admiralty or before or by any governmental department, commission, board, agency, court or instrumentality, domestic or foreign; nor is the  operating under, subject to, in violation of or in default with respect to, any judgment, order, writ, injunction or degree of any court or other governmental department, commission, board, agency or instrumentality, domestic or foreign.  No written inquiries or oral inquiries have been made directly to OSM by any governmental agency which might form the basis of any such action, suit, proceeding or investigation, or which might require OSM to undertake a course of action which would involve any expense.  No filings have been made by any present or former employee of any of OSM with the Equal Employment Opportunity Commission or any governmental agency, asserting any claim based on alleged race, gender (including, without limitation, sexual harassment), age or other type of discrimination on the part of OSM.

2.9           Transactions with Affiliates.  Other than as previously disclosed, there are no loans, leases, royalty agreements, employment contracts, webmaster agreements or any other agreement or arrangement, oral or written, between OSM, on the one hand, and any past or present shareholder or director of OSM (or any member of the immediate family of such shareholder or director of any entity in which such shareholder or director of OSM has any equity or other economic interest), on the other hand.

2.10            Enforceability. The execution, delivery and performance by OSM of this Agreement is within its power.  This Agreement has been duly executed and delivered by OSM and constitutes the valid and binding agreement of OSM, enforceable against OSM in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

2.11           Books and Records. The books of account, minute books, stock record books, and other records of OSM, all of which have been made available to OSM, are accurate and complete in all material respects.

2.12           Taxes.    OSM has  made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to which such returns, reports or declarations apply.

2.13           Patents, Trademarks, Etc.  There are no inventions, licenses, patents, patent applications, trademarks, copyrights, trademark or copyright applications or registrations, pending or existing, owned by or registered in the name of OSM and the present conduct of the business of OSM does not infringe upon or violate any patents, trademarks, tradenames, trade secrets or copyrights of anyone, nor has either received any notice of any infringement thereof.

2.14           Compliance with Law. OSM is not in violation of any laws, governmental orders, rules or regulations, whether federal, state or local, to which it or any of its properties are subject, which may have a material adverse affect as to OSM or its assets.

2.15           Absence of Certain Changes.  Since November 30, 2010, there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition, or results of operations of OSM.

ARTICLE III
PPOR AND MERGER SUB REPRESENTATIONS

PPOR and Merger Sub represent to OSM as of the date of this Agreement and as of the Closing Date as follows:

3.1 Organization and Good Standing. PPOR is validly existing, and in good standing under the laws of the state of Nevada and Merger Sub is organized, validly existing, and in good standing under the laws of the State of Delaware, with all power and authority necessary to own or use their assets and conduct each of their businesses as they are  now being conducted. Each of PPOR and Merger Sub is duly qualified to do business as a foreign corporation in, and is in good standing under the laws of, each state or other jurisdiction in which the failure to be so qualified or in good standing would have a material adverse effect on: (i) its ability to perform its obligations under this Agreement or (ii) its assets, financial position, or results of operations.  PPOR has registered its Common Stock pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Common Stock is listed and traded on the OTC-BB.  PPOR is not in violation of any OTC Bulletin Board requirements for trading and does not anticipate that the stock will be delisted in the future.

3.2 Authority. Each of PPOR and Merger Sub has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Execution and delivery of this Agreement and performance by PPOR and Merger Sub of its obligations hereunder have been duly authorized by the shareholders of Merger Sub  and the board of directors of PPOR and Merger Sub and no other proceedings on the part of either is necessary with respect thereto.

3.3 Enforceability. This Agreement constitutes the valid and binding obligation of PPOR and Merger Sub, enforceable in accordance with its terms, except as enforceability is limited by: (i) any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

3.4 Consents. Neither PPOR nor Merger Sub is required to obtain the consent of any person, including the consent of any party to any contract to which either is party, in connection with execution and delivery of this Agreement and performance of its obligations hereunder.

3.5 No Violations. The execution and delivery of the agreement by each of PPOR and Merger Sub and the performance of each of its obligations hereunder does not: (i) violate any provision of its organizational documents as currently in effect; (ii) conflict with, result in a breach of, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any lien on any of the properties or assets of either under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any contract to which either is a party or by which any properties or assets of either is bound; or (iii) to the knowledge of PPOR or Merger Sub, contravene, conflict with, or violate any law or order to which either  is subject.

3.6 Capitalization. The authorized capital stock of PPOR consists of 100,000,000 shares of common stock, $0.001 par value, of which 3,893,600 shares are issued and outstanding and 100,000,000 shares of preferred stock, $0.001 par value, of which no shares are issued and outstanding.  The authorized capital stock of Merger Sub consists of 10,000 shares of common stock, $0.001 par value, of which 1,000 shares are issued and outstanding and all of the issued and outstanding shares are owned by PPOR.  All of the shares of common stock outstanding of PPOR and Merger Sub have been duly authorized and validly issued and are fully paid and non-assessable.  Schedule B attached hereto sets forth a true and complete history of the issuance and cancellation, where applicable, of all the shares of capital stock of PPOR and the share certificates evidencing same, which have heretofore been issued by PPOR.  There are no securities of PPOR or Merger Sub outstanding that contain anti-dilution or similar provisions that will be triggered by the Merger or sale of the shares.  There are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon PPOR or Merger Sub for the purchase or acquisition of any shares of the capital stock of either.  There are no agreements for the registration of any outstanding shares of capital stock of PPOR or Merger Sub.

3.7           Liabilities.  Neither PPOR, Merger Sub nor any other subsidiary of PPOR will have any actual or accrued debts as of the Closing Date, and there are no outstanding guaranties, performance or payment bonds, letters of credit or other contingent contractual obligations that have been undertaken by PPOR. Merger Sub or any other subsidiary of PPOR directly or indirectly in relation to their respective business or that may survive the Closing.

3.8           Litigation.  There are no actions, suits, proceedings or investigations pending or threatened against or affecting the businesses or properties of PPOR, Merger Sub or any other subsidiary of PPOR whether at law or in equity or before or by any governmental department, commission, board, agency or court, domestic or foreign; nor is PPOR, Merger Sub or any other subsidiary of PPOR operating under, subject to, in violation of or in default with respect to, any judgment, order, writ, injunction or degree of any court or other governmental department, commission, board, agency or instrumentality, domestic or foreign.  No written inquiries or oral inquiries have been made directly to the officers of PPOR, Merger Sub or any other subsidiary of PPOR by any governmental agency which might form the basis of any such action, suit, proceeding or investigation, or which might require PPOR, Merger Sub or any other subsidiary of PPOR to undertake a course of action which would involve any expense.

3.9           Employees.  Neither PPOR nor Merger Sub has, or has ever had, any employees.  The officers of such entities provide their services as independent contractors and not as employees.

3.10           Transactions with Affiliates.  There are no loans, leases, royalty agreements, employment contracts, webmaster agreements or any other agreement or arrangement, oral or written, between the PPOR, Merger Sub, or any other subsidiary of PPOR on the one hand, and any past or present shareholder or director of PPOR, Merger Sub or any other subsidiary of PPOR (or any member of the immediate family of such shareholder or director of any entity in which such shareholder or director has any equity or other economic interest), on the other hand.

3.11           No Untrue Representation or Warranty.  No representation or warranty made by PPOR or Merger Sub contained in this Agreement or any attachment, statement, schedule, exhibit, certificate or instrument furnished or to be furnished to OSM by pursuant hereto, or otherwise furnished in writing by  in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

3.12 Books and Records. The books of account, minute books, stock record books, and other records of PPOR, Merger Sub, and all other subsidiaries of PPOR, all of which have been made available to OSM, are accurate and complete in all material respects.

3.13           Taxes.           PPOR, Merger Sub  and all other subsidiaries of PPOR have each made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to which such returns, reports or declarations apply.

3.14           Patents, Trademarks, Etc.  There are no inventions, licenses, patents, patent applications, trademarks, copyrights, trademark or copyright applications or registrations, pending or existing, owned by or registered in the name of PPOR, Merger Sub or any other subsidiary of PPOR and, to the knowledge of each, the present conduct of the business of PPOR, Merger Sub and all other subsidiaries of PPOR does not infringe upon or violate any patents, trademarks, tradenames, trade secrets or copyrights of anyone, nor has PPOR, Merger Sub or any other subsidiary of PPOR received any notice of any infringement thereof.

3.15           Compliance with Law. Neither PPOR, Merger Sub or any other subsidiary of PPOR is in violation of any laws, governmental orders, rules or regulations, whether federal, state or local, to which it or any of its properties are subject, which may have a material adverse affect as to PPOR, Merger Sub or any other subsidiary of PPOR either of their assets.

3.16           SEC Documents, Financial Statements.  PPOR has filed on a timely basis all reports, schedules, forms, statements and other documents required to be filed by it with the SEC (the “SEC Documents”) pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d), in addition to one or more registration statements and amendments thereto filed by PPOR with the SEC under the 1933 Act.  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1933 Act or the Exchange Act as the case may be and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of PPOR included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of PPOR as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year end audit adjustments). PPOR has not taken any action that is likely to have the effect of terminating the registration of its shares of common stock under the Exchange Act nor has PPOR been advised that the SEC is contemplating terminating such registration.  PPOR has timely filed with the SEC all certifications and statements required by (a) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (b) 18 U.S.C. Section 1350 with respect to all relevant SEC Documents.  PPOR has maintained such disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, and such controls and procedures are effective.

3.17           Absence of Certain Changes.  Since August 31, 2010, there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition, or results of operations of PPOR, Merger Sub or any other subsidiary of PPOR.

3.18           Full Disclosure.  There is no fact known to PPOR or Merger Sub (other than general economic conditions known to the public generally) that has not been disclosed in writing to OSM that: (i) would reasonably be expected to have a material adverse effect on the business or financial condition of PPOR, Merger Sub or any other subsidiary of PPOR; or (ii) would reasonably be expected to materially and adversely affect the ability of PPOR, Merger Sub or any other subsidiary of PPOR to perform its obligations pursuant to this Agreement.

3.19           Shell Company Status. PPOR has always had an operating business as described in its filings with the Securities and Exchange Commission.  PPOR is not and has never been a shell company, as that term is defined in Rule 12b-2 of the Exchange Act.

ARTICLE IV
THE CLOSING

4.1 Closing. The parties shall hold the closing of the transactions contemplated by this Agreement (the “Closing”) at Gracin & Marlow, LLP in New York, New York at 10:00 A.M. on December 10, 2010 or at such other time and place as the parties agree (the date of the Closing, the “Closing Date”).

4.2 Deliveries by PPOR and Merger Sub to OSM. At or before the Closing, PPOR and Merger Sub shall deliver to OSM the following:

(1)	resolutions adopted by PPOR as sole shareholder of Merger Sub authorizing Merger Sub to execute and deliver this Agreement and to perform its obligations hereunder; and

(2)	resolutions adopted by the board of directors of PPOR authorizing PPOR to execute and deliver this Agreement and to perform its obligations hereunder;

(3)	resolutions adopted by the board of directors of Merger Sub authorizing Merger Sub to execute and deliver this Agreement and to perform its obligations hereunder;

4.3 Deliveries by OSM to PPOR and Merger Sub. At or before the Closing, OSM shall deliver to PPOR and Merger Sub the following:

(1)	resolutions adopted by a majority of the shareholders of OSM authorizing OSM to execute and deliver this Agreement and to perform its obligations hereunder; and

(2)	resolutions adopted by the board of directors of OSM authorizing OSM to execute and deliver this Agreement and to perform its obligations hereunder.

ARTICLE V
MISCELLANEOUS

5.1 Reasonable Efforts. Subject to the conditions of this Agreement, each of the parties shall use the efforts that a reasonable person would make so as to achieve that goal as expeditiously as possible to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws to consummate the transactions contemplated by this Agreement as promptly as practicable including but not limited to: (i) taking such actions as are necessary to obtain any required approval, consent, ratification, filing, declaration, registration, waiver, or other authorization and (ii) satisfying all conditions to Closing at the earliest possible time.

5.2 Transaction Costs. Each party shall pay its own fees and expenses (including without limitation the fees and expenses of its representatives, attorneys, and accountants) incurred in connection with negotiation, drafting, execution, and delivery of this Agreement.

5.3 Assignment. No party may assign any of its rights or delegate any performance under this Agreement except with the prior written consent of the other party.

5.4 Binding. This Agreement binds, and inures to the benefit of, the parties and their respective permitted successors and assigns.

5.5 Governing Law. The laws of the State of New York (without giving effect to its conflict of laws principles) govern all matters arising out of this Agreement, including without limitation tort claims.

5.6 Entirety of Agreement. This Agreement constitute the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements, if any.

5.7 Further Assurances.  Each of PPOR and OSM shall execute and deliver such additional documents and instruments and perform such additional acts as the other party may reasonably request to effectuate or carry out and perform all the terms of this Agreement and the transactions contemplated hereby, and to effectuate the intent of this Agreement.

5.8 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, any of this Agreement must be brought against any of the parties in the courts of the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for New York, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Nothing in this section 5.8, however, affects the right of any party to serve legal process in any other manner permitted by law.

5.9 References to Time. All references to a time of day in this Agreement are references to the time in the State of New York.

5.10 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

5.11 Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which together constitute one and the same instrument.

5.12 No Third-Party Rights. Nothing expressed or referred to in this Agreement gives any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, and this Agreement and all of its provisions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.  The undersigned are signing this Agreement on the date stated in the introductory clause.

THE ORIGINAL SOUPMAN, INC.

By:   /s/Robert Bertrand
Name: Robert Bertrand
Title: President

PASSPORT ARTS, INC.

By:  /s/ Arnold Casale
Name: Arnold Casale
Title: Chief Executive Officer

OSM MERGE, INC.

By:  /s/ Arnold Casale
Name: Arnold Casale
Title: Chief Executive Officer

EXHIBIT A

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of each constituent corporation is OSM Merge, Inc., a Delaware corporation and The OriginalSoupman, Inc. a Delaware corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8, Section 251(c).

THIRD: The name of the surviving corporation is The OriginalSoupman, Inc., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective on December 16, 2010.

SIXTH: The Agreement of Merger is on file at 1110 South Avenue, Suite 72, Staten Island, New York 10314 the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 16th day of December, 2010.

THE ORIGINALSOUPMAN, INC.

By:  ______________________________
Name:  Arnold Casale
Title:  Chief Executive Officer